Exhibit 99.1
AVANIR ANNOUNCES FISCAL 2009 SECOND QUARTER FINANCIAL RESULTS
ALISO VIEJO, Calif., May 7, 2009 — Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today reported unaudited financial results for the three and six months ended March 31, 2009.
For the second quarter of fiscal 2009, Avanir reported a net loss from continuing operations of $4.9 million, or $0.06 per share, compared with a net loss from continuing operations of $5.3 million, or $0.12 per share, for the second quarter of fiscal 2008. Total net revenues for the second quarter of fiscal 2009 were $812,000, compared with $1.0 million for the same quarter in fiscal 2008. Total operating expenses were $5.8 million in the second quarter of fiscal 2009, compared with $5.9 million in the comparable fiscal 2008 period. Cash used in continuing operations during the second quarter of fiscal 2009 was $5.5 million.
For the first six months of fiscal 2009, Avanir reported a net loss from continuing operations of $10.1 million, or $0.13 per share, compared with a net loss from continuing operations of $9.8 million, or $0.23 per share for the comparable period of fiscal 2008. Total net revenues for the first six months of fiscal 2009 were $2.6 million compared with $3.1 million for the first six months of fiscal 2008. Total operating expenses were $12.8 million in the first six months of fiscal 2009, compared with $12.5 million in the comparable fiscal 2008 period. In addition, cash used in continuing operations during the first six months of fiscal 2009 was $11.2 million compared to $9.0 million in the first six months of fiscal 2008.
“We are very pleased that we completed patient enrollment of the Phase III STAR trial in pseudobulbar affect in only fifteen months while simultaneously over-enrolling by approximately twenty-percent from our original target,” said Keith Katkin, President and CEO. “Now that enrollment is complete, we believe Avanir is strongly positioned with our promising Phase III drug Zenvia, multiple near term milestones and adequate cash to fund operations through the expected FDA approval decision in the latter half of 2010. In addition, as a result of prudent cash management, we have been able to lower our cash burn estimate for fiscal 2009 to approximately $22 to $24 million from our previous estimate of $24 to $27 million.”
RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
Zenvia in PBA
•	Completed the enrollment of 326 PBA patients into the confirmatory Phase III STAR trial in March 2009. The final number of patients exceeded the original target by approximately 20% allowing a larger safety database and increased statistical power for the study.

•	Reaffirmed guidance that top-line data from the confirmatory Phase III STAR trial is expected no later than September 2009.

•	Completed a nonclinical ventricular wedge (Wedge) study to assess the arrhythmogenic potential of the Zenvia 30/10 mg dose.

•	Completed an Advanced Cardiac Safety Study (ACSS) to assist in planned label discussions with the FDA for Zenvia.
Zenvia in Neuropathic Pain
•	Continued special protocol assessment (SPA) discussions with the FDA regarding the proposed Zenvia Phase III diabetic peripheral neuropathic (DPN) pain study protocol and overall program requirements. The Company expects to receive an SPA agreement from the Agency by the end of calendar 2009.
COMPANY OPERATIONS
•	Announced in April that the NASDAQ exchange has extended the temporary suspension of bid price requirements, which is expected to permit the continued listing of the Company’s Common Stock on the NASDAQ Global Market until at least November 13, 2009.

•	Announced that the expected cash burn for fiscal 2009 has been reduced to approximately $22 to $24 million from the previous estimate of $24 to $27 million.
As of March 31, 2009, Avanir had cash and investments in securities totaling $31.0 million, including cash and cash equivalents of $30.5 million and restricted investments in securities of $470,000.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Vice President of Finance to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting Avanir’s corporate website at www.avanir.com.
An archived copy of the webcast will be available on Avanir’s website for 30 days, and a telephone replay will be available through May 12, 2009, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 96644074.
About Zenvia
Zenvia is a combination of two well-characterized compounds: the therapeutically active ingredient dextromethorphan and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. This first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways: through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is currently in development for the treatment of PBA and diabetic peripheral neuropathic (DPN) pain. In October 2006, the Company received an approvable letter for Zenvia in the treatment of PBA. The Company has completed enrollment in a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the FDA utilizing a new lower quinidine dose formulation of Zenvia intended to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. For more information about this trial visit http://www.pbatrial.com, and for more information about the Agency’s SPA process, see http://www.fda.gov/cder/guidance/3764fnl.htm. In April 2007, Avanir announced successfully meeting all primary endpoints in a Phase III study of Zenvia in DPN pain. In May 2008, the Company released top-line results of a formal PK study that identified alternative lower-dose quinidine formulations of Zenvia for DPN pain intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication. Avanir is now engaged in discussions with the FDA under the SPA process regarding the design of the next Phase III study in DPN pain and overall program requirements.

About Avanir
Avanir Pharmaceuticals is focused on acquiring, developing, and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, inflammation, and infectious diseases. Avanir’s lead product candidate, Zenvia, is being developed for the treatment of PBA and DPN pain. Avanir has licensed its MIF inhibitor program to Novartis International Pharmaceuticals Ltd. and has sold its anthrax monoclonal antibody program to Emergent BioSolutions. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com and further information about pseudobulbar affect can be found at www.PBAinfo.org.
Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. For example, there can be no assurance that any new doses of Zenvia for PBA or DPN pain will be safe and effective, that any additional Phase III trial for Zenvia will be successful or that the U.S. Food and Drug Administration (FDA) will approve Zenvia for any indication, that the Company will meet clinical development timelines, that the Company will be able to achieve targeted levels of expenditures or that the Company will be able to secure additional worldwide intellectual property protection for its Zenvia patent portfolio. There can be no assurances that Zenvia clinical development programs for indications other than PBA will move forward without additional capital or partnerships. There can also be no assurance that the Company’s existing capital resources will be sufficient to fund our clinical trials to completion as expected or to fund operations through the expected timing of an approval decision from the FDA. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
To be included on Avanir’s e-mail alert list; click on the link below or visit Avanir’s website:
http://www.b2i.us/irpass.asp?BzID=958&to=ea&s=0
Avanir Investor Contacts
Eric Benevich
Brenna Mullen
ir@avanir.com
(949) 389-6700